SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                              DEL WEBB CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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

                                                                October 27, 2000

Dear Fellow Del Webb Shareholder:

Over the past few weeks I have been grateful for the opportunity to meet with many Del Webb shareholders. This opportunity has allowed us to explain in greater detail our vision for the future of Del Webb. Equally important, however, we have been listening intently to your views about the company and its future, and are moving rapidly to resolve matters of concern.

Here are some of the key issues we have been discussing, and what we are doing as a company to address them:

1. The need for additional shareholder representation on our Board of Directors. Our Board of Directors is open to new perspectives that will help us enhance shareholder value. Our directors have responded to input from shareholders by deciding to bring additional shareholder representation to the board. We will conduct an accelerated search adding two new board members by the end of this calendar year, if no change in the composition of the board occurs as a result of the upcoming annual meeting. We will solicit suggestions for candidates from institutional and other large shareholders, interview prospective board members, and act to bring these new voices to our boardroom. We will seek representation from significant, long-term shareholders who understand our company, its business and its potential. Given that Pacific Partners has held our shares for a relatively short period of time and acquired the stock as some of its lowest valuations, we do not believe their nominees would necessarily represent the views of a broad base of our shareholders.

2. Our response to J.F. Shea's interest in acquiring Del Webb. Del Webb has never rejected or rebuffed J.F. Shea. We had legitimate concerns about Shea's ability to finance what would be the largest acquisition in the history of the home building industry. We suggested that their financial advisors meet with ours. Shea has now responded to the meeting invitation and our respective advisors will be meeting in the next few days. This is the next logical step in the communications between our two companies.

      Regardless of the outcome of these particular discussions or the current proxy contest, the Board has and will continue to evaluate and respond to any viable proposals for a business combination. In addition, the company will continue to evaluate its strategic alternatives on a regular basis. Our Board has never been opposed to a business combination and two years ago, we were very close to a transaction. Although that business combination did not occur, Del Webb did not unilaterally end those discussions.

3. Stock price performance. No publicly traded company can control the price of its stock. We can control our business performance and earnings, and I believe our record in that respect speaks well for itself - four consecutive years of record earnings, and a fifth record expected this fiscal year. I am not happy with our stock price. Nor, to my knowledge, is any other CEO in the homebuilding industry, as the entire sector has been undervalued in recent years. We are fully engaged in enhancing our financial performance in ways that we believe should result in a higher valuation of our company.

4. Our Leverage. We understand that our leverage has been a concern to some investors. Your management team has been focused on addressing this issue over the past year. We have reduced our debt ratio from a high of 73% in 1999 to approximately 67% today; we intend to continue to improve our debt ratio even as we pursue every attractive business expansion opportunity available to us.

Today the future is bright for Del Webb and its shareholders. We stand at the threshold of a boom in our business with the arrival at retirement of the Baby Boom generation, for which the company has thoughtfully and carefully prepared. In this environment, bringing the two nominees of Pacific Partners onto the board would be potentially divisive, particularly in light of how little we really know about their long-term intentions. We have an excellent strategic plan and management team to execute it. We are open to fresh insight on our board, but we believe adding two recent investors with no particular expertise in our industry, investors who may be pursuing their own interests, is not in the best interests of all shareholders.

Please support your current management team by signing, dating and returning the enclosed WHITE proxy card in the enclosed envelope. It is important that you vote, no matter how many shares you own.

Please do not send back any blue proxy card sent to you by the Pacific Partners even to vote against their nominees. Doing so may cancel your vote for your Board's nominees. However if you have already done so, you can still support our nominees by signing and dating the WHITE proxy card. Only your latest dated and properly executed card will count.

If you own your shares in the name of a brokerage firm, your broker cannot vote such Shares unless he receives your specific instructions.

If you have any questions or need assistance in voting your proxy card, please call our proxy solicitor, Corporate Investor Communications, Inc. toll free at
(888) 682-7221

Thank you for your support.